Exhibit 10.a

UNION PACIFIC CORPORATION
POLICY FOR RECOUPMENT OF CERTAIN COMPENSATION

(Amended Effective October 2, 2023)

I.  Policy

A.	Financial Restatement. It is the Company’s policy that, in the event the Company is required to prepare a Financial Restatement, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) will require a Covered Executive to repay to the Company and the Company will recover on a reasonably prompt basis any Excess Incentive-Based Compensation Received by such Covered Executive during the Recovery Period. In addition, in the event the Company is required to prepare a Financial Restatement, the Committee may, in its sole discretion, require any Other Executive to repay to the Company any Excess Incentive-Based Compensation Received by such Other Executive during the Recovery Period.

B.	Detrimental Conduct. The Committee may, in its sole discretion, require a Covered Executive or Other Executive who has engaged in Detrimental Conduct to repay to the Company any Incentive Compensation Received by such Covered Executive or Other Executive during the Recovery Period (or, in the case of any Incentive Compensation that has not yet been paid or settled, the Company may cancel all or any portion of such Incentive Compensation).

II.  Definitions

As used herein, the following terms have the following meanings:

A.	“Company” means Union Pacific Corporation and Union Pacific Railroad Company.

B.	“Covered Executive” shall mean any executive officer of the Company as defined under Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D-1”), regardless of whether such Covered Executive remains employed by the Company or a subsidiary of the Company.

C.	“Detrimental Conduct” means any actions or omissions by a Covered Executive or Other Executive that constitutes (1) a violation of: (a) the Company’s Code of Ethics for CEO and Senior Financial Officers (the “Officer Code of Ethics”), (b) the Company’s Statement of Policy on Ethics and Business Conduct (the “How Matters Policy”); (c) any other policy of the Company or any subsidiary of the Company, including any successor or amendment to the Officer Code of Ethics or How Matters Policy, in each case where such act or omission has, or reasonably could be expected to have, an adverse reputational or economic impact on the Company; or (2) a violation of any Restrictive Covenants as set forth in the terms and conditions of any equity award agreement; or (3) negligent supervision or management of an employee whose actions or omissions would constitute Detrimental Conduct under clause (1) or (2) of this paragraph.

D.	“Excess Incentive-Based Compensation” means the amount of Incentive-Based Compensation Received by a Covered Executive or Other Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

E.	“Financial Restatement” means that the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

F.	“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or part on the Company’s attainment of a financial reporting measure that was Received by a person on or after October 2, 2023, provided that the first sentence under Paragraph I.A of this Policy shall be applicable only if such compensation was Received after the person began service as a Covered Executive and the person served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return. Incentive-Based Compensation is deemed “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

G.	“Incentive Compensation” means any compensation under the Company’s Executive Incentive Plan (or successor plan) or under the Company’s 2013 Stock Incentive Plan or 2021 Stock Incentive Plan (or successor stock plan), or under any equivalent plan of a subsidiary of the Company, including any long-term incentive equity awards, which include restricted stock units, performance units and stock options. Incentive Compensation is deemed “Received” in the fiscal period during or for which it is awarded or paid or during or for which the vesting or performance conditions to which it is subject are satisfied.

H.	“Other Executive” under this Policy shall mean any person that is not a Covered Executive and is in compensation Levels 1-12 as determined by the policies and procedures of the Company or a subsidiary of the Company, regardless of whether such Other Executive remains employed by the Company or a subsidiary of the Company.

I.	“Recovery Period” means the three completed fiscal years immediately preceding either (i) with respect to Paragraph I.A of this Policy, the date that the Company is required to prepare the accounting restatement described in this Policy, as determined pursuant to Rule 10D-1, or (ii) with respect to Paragraph I.B of this Policy, the date on which the Committee determines that the person engaged in Detrimental Conduct, and (iii) in each case, any transition period of less than nine months that is within or immediately following such three fiscal years.

III.  Administration

A.	Administrative Committee. The Policy is administered by the Committee, subject to ratification by the independent members of the Board of Directors with respect to application of the Policy to the Company’s Chief Executive Officer. Paragraph I.A of this Policy, including any attendant definitions, as applied to any Covered Executive, is intended to comply with and shall be administered and interpreted consistent with, and be subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1. Except as limited by law, the Committee has full power, authority, and discretion to construe, interpret and apply the Policy. All determinations by the Committee are final, conclusive, and binding on all affected individuals. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to one or more authorized persons.

B.	Determination of Recoupment Amount Under Paragraph I.A (Financial Restatement). If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive exceeds the amount that would have been Received if determined or calculated based on the Company’s financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered from a Covered Executive will be determined without regard to any taxes paid with respect to such compensation. The manner in which Incentive-Based Compensation shall be recouped for a Covered Executive or Other Executive under Paragraph I.A. of this Policy shall be determined by the Committee in its sole discretion, including through cancellation of vested or unvested stock options, cancellation of unvested restricted stock, restricted stock units or performance stock units and/or cash repayment. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive-Based Compensation and how much compensation to recoup from any Other Executive (which need not be the same amount or proportion for every Other Executive); however, no misconduct on the part of any Other Executives is required for the Committee to exercise its authority in the context of its Financial Restatement recoupment under Paragraph I.A. of this Policy.

C.	Determination of Recoupment Amount Under Paragraph I.B (Detrimental Conduct). The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive Compensation (or cancellation of outstanding Incentive Compensation) and how much compensation to recoup from individual Covered Executives or Other Executives (which need not be the same amount or proportion for every Covered Executive or Other Executive). The manner in which Incentive Compensation shall be recouped for a Covered Executive or Other Executive who has engaged in Detrimental Conduct (including the amount and form of compensation to which such recoupment is applied) shall be determined by the Committee in its sole discretion, including through cancellation of vested or unvested stock options, cancellation of unvested restricted stock, restricted stock units or performance stock units and/or cash repayment.

D.

Policy Scope. This Policy does not limit the ability of the Company or of a subsidiary of the Company to require reduction, forfeiture of outstanding awards, return of vested shares, adjustments of future incentive opportunities, or repayment of any incentive compensation or other compensation under the terms of any agreement, offer or other legal provision. No person will be entitled to additional compensation pursuant to this Policy in the event that financial results reported in a restated financial statement would have resulted in a higher amount being payable under any Incentive-Based Compensation award. The Board may amend this Policy from time to time as it determines appropriate or as required by any law or any rule of a stock exchange upon which the Company has listed its common stock for trading.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or to a subsidiary of the Company pursuant to the terms of any other policy, agreement or plan or award terms, any other legal remedies available to the Company or a subsidiary of the Company; provided that the Company shall not recoup amounts pursuant to Paragraph I.B of this Policy or pursuant to any such other policy, terms or remedies to the extent it is recovered pursuant to Paragraph I.A. of this Policy. The Company shall not indemnify any Covered Executive or Other Executive against the loss of any Incentive-Based Compensation or Incentive Compensation pursuant to this Policy.

E.	Effective Date. This amended Policy shall be effective with respect to any Incentive-Based Compensation or Incentive Compensation Received on and after October 2, 2023, and the Company’s prior recoupment policy shall apply to any incentive compensation awarded on or after January 1, 2020, and Received before October 2, 2023.